Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Westrock Coffee Company on Form S-3 of our report dated March 29, 2022, which includes an explanatory paragraph as to Riverview Acquisition Corp’s ability to continue as a going concern, with respect to our audit of the financial statements of Riverview Acquisition Corp. as of December 31, 2021 and for the period from February 4, 2021 (inception) through December 31, 2021 appearing in the Prospectus filed pursuant to Rule 424(b)(3) (Registration No. 333-267509) of Westrock Coffee Holdings, LLC. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement. We are no longer the auditors of Riverview Acquisition Corp. after August 15, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after August 15, 2022.

/s/ Marcum llp

Marcum llp

New York, NY

October 2, 2023